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                                                                   Exhibit 99.1

STEMCELLS, INC. SECURES EQUITY LINE FINANCING OF UP TO $30,000,000

PALO ALTO, Calif. -- (BW HealthWire) -- May 11, 2001 -- StemCells, Inc. (Nasdaq:
STEM) announced today that it has entered into a definitive agreement with an institutional investor to provide the company with up to $30,000,000 in equity financing.

Under the 30-month agreement, StemCells will have the right, but not the obligation, to obtain the financing through the issuance of common stock to the investor in a series of periodic draw downs at a discount to the market price at the time of sale. The shares may be sold to the investor during this period at times and in amounts, subject to certain minimum and maximum volumes, determined at the company's discretion. StemCells has agreed to file a registration statement for resale of any shares purchased under this equity line and to maintain the effectiveness of the registration statement to permit the resale. If StemCells chooses to draw down on the equity line, it will use the proceeds of the financing for general corporate purposes.

In connection with the entry into the equity line agreement, StemCells issued a three-year stock purchase warrant to the investor to purchase up to an additional 250,000 shares of StemCells common stock.

The shares referred to in this press release may not be sold nor may offers to buy be accepted prior to the time a registration statement relating to the resale of the shares has been filed and becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

ABOUT STEMCELLS, INC.

StemCells, Inc., is a biotechnology company focused on the discovery, development and commercialization of stem cell-based therapies to treat diseases of the central nervous system, liver, and pancreas. The company's stem cell programs seek to repair or repopulate tissue that has been damaged or lost as a result of disease or injury.

Statements in this press release regarding StemCells, Inc.'s business and the equity line financing referred to in this press release that are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the company's amended annual report on Form 10-K for the most recently completed fiscal year. Other risks and uncertainties are involved in the equity line financing, which risks and uncertainties will be disclosed in greater detail in the registration statement filed with respect to the resale of the shares referred to in this press release.